Exhibit 2.1

AMENDMENT NO. 2 TO

BUSINESS COMBINATION AGREEMENT

by and among

SPRING VALLEY ACQUISITION CORP. III,

GENERAL FUSION INC.,

and

1573562 B.C. Ltd.

Dated as of June 3, 2026

AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT, dated as of June 3, 2026 (this “Amending Agreement”), by and among Spring Valley Acquisition Corp. III, a Cayman Islands exempted company (“SPAC”), General Fusion Inc., a British Columbia limited company (the “Company”), and 1573562 B.C. Ltd., a British Columbia limited company (“NewCo” and together with SPAC and the Company, the “Parties”).

Recitals

A.	The Parties entered into a Business Combination Agreement dated as of January 1, 2026 (the “Business Combination Agreement”), as amended on May 12, 2026.

B.	The Parties wish to enter into this Amending Agreement to provide for the extension of voting rights for the Company SAFE Holders at the Company Securityholders Meeting and to make certain other amendments to the Business Combination Agreement as set out herein.

Agreement

In consideration of the foregoing and the mutual covenants and agreements herein contained, the Parties hereby agree as follows:

Article 1
AMENDMENTS

1.01	Definitions

Unless amended herein, terms defined in the Business Combination Agreement shall have the same meanings when used in this Amending Agreement.

(a)	Section 1.01 of the Business Combination Agreement is amended by deleting the definition of “Company Required Approval” in its entirety and replacing it with the following:

““Company Required Approval” means (i) the approval by not less than two-thirds (66⅔%) of the votes cast on the Arrangement Resolution by Company Shareholders, voting as a single, as-converted class, present in person or represented by proxy at the Company Securityholders Meeting, and (ii) the approval by not less than two-thirds (66⅔%) of the votes cast on the Arrangement Resolution by Company Securityholders, voting as a single, as-converted, as-exercised class, present in person or represented by proxy at the Company Securityholders Meeting, all in accordance with the organizational documents of the Company and applicable Laws; provided that in respect of paragraph (ii) above, each Company SAFE Holder shall be entitled to the number of votes that is equal to the “Company SAFE Conversion” under the Plan of Arrangement.”

(b)	Section 1.01 of the Business Combination Agreement is amended by addition of the following definition immediately following the defined term “Company Required Approval”:

““Company SAFE Holders” means, at any time, the holders of SAFEs, and “Company SAFE Holder” means any one of them.”

(c)	Section 1.01 of the Business Combination Agreement is amended by deleting the definition of “Company Affected Securityholders” in its entirety and replacing it with the following:

““Company Securityholders” means collectively, the Company Shareholders, the Company Warrant Holders, the Company Optionholders and the Company SAFE Holders.”

(d)	Section 1.01 of the Business Combination Agreement is amended by deleting the definition of “Transactions” in its entirety and replacing it with the following:

““Transactions” means the SPAC Continuation, the Company Preferred Conversion, the Company SAFE Conversion, the Amalgamation, the PIPE Financing, the Plan of Arrangement, and the other transactions contemplated by this Agreement and the Transaction Documents.”

(e)	Section 7.01(i) of the Business Combination Agreement is deleted in its entirety.

1.02	Recitals

Recitals to the Business Combination Agreement be amended as follows:

(a)	Recital T is deleted in its entirety and replaced with the following:

“T.	The Parties intend to complete the Company Preferred Conversion, the Company SAFE Conversion, and the Amalgamation pursuant to the Plan of Arrangement.”

1.03	Allocation Schedule

Section 2.08(c) of the Business Combination Agreement is amended by deleting Section 2.07 in its entirety and replacing it with the following:

“(c)	To the extent SPAC elects to appoint an Exchange Agent: (i) the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a letter of transmittal to the Company Shareholders to be used for the purpose of surrendering the Company Certificates and any other such Equity Interests in book-entry form for the applicable consideration hereunder; and (ii) SPAC shall deposit, or cause to be deposited, on the Closing Date for the benefit of such Persons and for exchange in accordance with this Section 2.08(c) through the Exchange Agent, evidence of SPAC Common Shares in book-entry form (and, if applicable, SPAC Exchange Warrants and SPAC PIPE Warrants) representing the portion of the consideration issuable hereunder to such holders.”

1.04	Entire Agreement

Section 9.04 of the Business Combination Agreement is amended by deleting Section 9.04 in its entirety and replacing it with the following:

“9.04 Entire Agreement; Assignment

This Agreement, as amended by Amendment No. 1 dated May 12, 2026 and by Amendment No. 2 dated June 3, 2026, and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 6.04(b), all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. No Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) to any Person (other than another Party by operation of Law pursuant to the Amalgamation) without the prior express written consent of the other Parties.”

1.05	Plan of Arrangement

The Plan of Arrangement attached as Exhibit C to the Business Combination Agreement is deleted in its entirety and replaced with the Plan of Arrangement attached as Exhibit A hereto.

Article 2
GENERAL

2.01	General Provisions

The general provisions in Article 9 of the Business Combination Agreement, as amended by this Amending Agreement, shall be incorporated by reference into this Amending Agreement and shall form an integral part of this Amending Agreement.

2.02	Governing Law

This Amending Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the state or federal courts of the Province of British Columbia in respect of all matters arising under and in relation to this Amending Agreement and the Business Combination.

2.03	Counterparts

This Amending Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows.]

SPAC, NewCo and the Company have caused this Amending Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPRING VALLEY ACQUISITION CORP. III

By:	/s/ Christopher Sorrells
Name:	Christopher Sorrells
Title:	Chief Executive Officer

[Signature Page to Amendment No. 2 to Business Combination Agreement]

1573562 B.C. Ltd.

By:	/s/ Christopher Sorrells
Name:	Christopher Sorrells
Title:	Director

[Signature Page to Amendment No. 2 to Business Combination Agreement]

GENERAL FUSION INC.

By:	/s/ Greg Twinney
Name:	Greg Twinney
Title:	Chief Executive Officer